                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMCORE CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                               EMCORE CORPORATION
                                145 BELMONT DRIVE
                           SOMERSET, NEW JERSEY 08873

              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 27, 2003

              -----------------------------------------------------



To the Shareholders of
EMCORE Corporation:

         NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the "Annual Meeting") of EMCORE Corporation (the "Company"), will be held at 10:00 A.M. local time, on Thursday, February 27, 2003, at the Holiday Inn, 195 Davidson Avenue, Somerset, New Jersey 08873, for the following purposes:

         (1)   To elect one member to the Company's Board of Directors;

         (2) To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2003; and

         (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on January 15, 2003 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                               By Order of the Board of Directors,

                               /s/ Howard W. Brodie

                               HOWARD W. BRODIE
                               SECRETARY


Somerset, New Jersey
January 28, 2003

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                               EMCORE CORPORATION
                                145 BELMONT DRIVE
                           SOMERSET, NEW JERSEY 08873

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           THURSDAY, FEBRUARY 27, 2003

         This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation ("EMCORE", "Company", "we" or "us") as of January 15, 2003, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, February 27, 2003 at 10 o'clock a.m. (E.S.T.), at the Holiday Inn, 195 Davidson Avenue, Somerset, New Jersey 08873, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is January 28, 2003. Shareholders should review the information provided herein in conjunction with the Company's 2002 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 145 Belmont Drive, Somerset, New Jersey 08873, and its telephone number is (732) 271-9090.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1)   To elect one member to the Company's Board of Directors;

         (2) To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending September 30, 2003; and

         (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the nominee for director named below, (2) FOR ratification of the independent auditors named above, and (3) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         As of the close of business on January 15, 2003 (the "Record Date"), the Company had 36,941,205 shares of no par value common stock ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company.

         If the enclosed proxy is signed and returned, it may nevertheless be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

         Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

         The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I: ELECTION OF DIRECTORS

         Pursuant to EMCORE's Restated Certificate of Incorporation, the Board of Directors of EMCORE is divided into three classes as set forth in the following table. The directors in each class hold office for staggered terms of three years. The Class C director, Mr. Thomas G. Werthan, whose present term expires in 2003, is being proposed for a new three year term (expiring in 2006) at this Annual Meeting. During Fiscal 2002, the other two Class C directors left the Board. Mr. Hugh Fenwick resigned for health reasons, and Mr. Shigeo Takayama retired. Their replacements have not yet been named. Accordingly Mr. Werthan is the only Class C director being proposed for re-election at this Annual Meeting, and proxies may not be voted for any additional directors.

         The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the nominee for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominee shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Shareholders. Proxies will be voted FOR the election of the nominee unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEE FOR THE BOARD OF DIRECTORS NAMED BELOW.

         The following tables set forth certain information regarding the members of and nominee for the Board of Directors:


                                                       Class and
                                                        Year in
        Name and Other                                 Which Term                Principal               Served as
          Information                   Age            Will Expire               Occupation            Director Since
--------------------------------     ----------     -------------------    ------------------------    ----------------
                                     NOMINEES FOR ELECTION AT THE 2002 ANNUAL MEETING
                                     ------------------------------------------------

Thomas G. Werthan                       46               Class C               Chief Financial              1992
                                                           2003                Officer, EMCORE
                                                                               Corporation


                                                   DIRECTORS WHOSE TERMS CONTINUE
                                                   ------------------------------


Charles Scott (1)(3)                    53               Class B               Chairman, Cordiant           1998
                                                           2004                Communications Group
                                                                               plc

Richard A. Stall(2)                     46               Class B               Vice President -             1996
                                                           2004                Technology, EMCORE
                                                                               Corporation

Robert Louis-Dreyfus                    55               Class B               President and Chief          1997
                                                           2004                Executive Officer of
                                                                               Louis Dreyfus
                                                                               Communications


Thomas J. Russell(2)(3)                 71               Class A               Chairman of the Board,       1995
                                                           2005                EMCORE Corporation

Reuben F. Richards, Jr.(2)              47               Class A               President and Chief          1995
                                                           2005                Executive Officer,
                                                                               EMCORE Corporation

Robert Bogomolny(1)(4)                  64               Class A               President - University       2002
                                                           2005                of Baltimore

------------------------
(1)  Member of Audit Committee
(2)  Member of Nominating Committee
(3)  Member of Compensation Committee
(4) Mr. Bogomolny was elected by the Board of Directors to replace Mr. John Hogan, who resigned from the Board for personal reasons during Fiscal 2002. In addition, during Fiscal 2002, there were two additional departures from the Board, both of whom were Class C directors: Mr. Hugh Fenwick resigned for health reasons and Mr. Shigeo Takayama retired.

                        DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information with respect to each of the nominees for the office of director and other directors and executive officers of EMCORE.

         THOMAS J. RUSSELL, PH.D. Dr. Russell has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company's Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc. Since 1992, he has been an investor and director of several companies. Dr. Russell currently serves as a director of LD COM Networks.

         REUBEN F. RICHARDS, JR. Mr. Richards joined the Company in October 1995 as its President and Chief Operating Officer and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. ("Jesup & Lamont" (an affiliate of a registered broker-dealer)). From December 1994 to 1997, he was a member and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards also serves on the board of the Company's GELcore LLC joint venture.

         THOMAS G. WERTHAN Mr. Werthan joined the Company in 1992 as its Chief Financial Officer and a director. Mr. Werthan has over eighteen years experience in assisting high technology, venture capital financed growth companies. Prior to joining the Company in 1992, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company. From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

         RICHARD A. STALL, PH.D. Dr. Stall became a director of the Company in December 1996. Dr. Stall helped found the Company in 1984 and has been Vice President--Technology at the Company since October 1984, except for a sabbatical year in 1993 during which Dr. Stall acted as a consultant to the Company and his position was left unfilled. Prior to 1984, Dr. Stall was a member of the technical staff of AT&T Bell Laboratories and was responsible for the development of MBE technologies. He has co-authored more than 75 papers and holds seven patents on MBE and MOCVD technology and the characterization of compound semiconductor materials.

         ROBERT LOUIS-DREYFUS Mr. Louis-Dreyfus has been a director of the Company since March 1997. Mr. Louis-Dreyfus has been the President and CEO of Louis Dreyfus Communications since May 2000. From 1993 through 2001, he was Chairman of the Board of Directors and Chief Executive Officer of adidas-Salomon AG. Prior to that time, he had been from 1990 until 1993 the Chief Executive Officer of Saatchi & Saatchi plc (now Cordiant plc) and a director of Saatchi & Saatchi plc from January 1990 until December 1994. Since 1992, he has been an investor and a director of several other companies, including director of Heidrick & Struggles since September 1999, advisory board member of The Parthenon Group since October 1998 and President of Salomon S.A. since August 1998. From 1982 until 1988, he served as Chief Operating Officer (1982 to 1983) and then as Chief Executive Officer (from 1984 to 1988) of IMS International until its acquisition by Dun & Bradstreet in 1988.

         ROBERT BOGOMOLNY Mr. Bogomolny was appointed to the Board of Directors in April 2002 after the resignation of John Hogan. Since August 2002, Mr. Bogomolny has served as President of the University of Baltimore. Prior to that, he served as Corporate Senior Vice President and General Counsel of G.D. Searle & Company from 1987 to 2001. At G.D. Searle, Mr. Bogomolny was responsible for all of its legal, regulatory, quality control and public affairs activities. He also led its government affairs department in Washington, D.C., and served on the Searle Executive Management Committee.

         CHARLES SCOTT Mr. Scott has served as a director of the Company since February 1998. Mr. Scott is presently Chairman of Cordiant Communications Group plc, the successor corporation of the Saatchi & Saatchi Advertising Group. He joined Saatchi & Saatchi Company in 1990 and served as Chief Financial Officer until 1992 when he was appointed Chief Operating Officer. In 1993, be became Chief Executive Officer and held that position until 1995 when he assumed the title of Chairman.

EXECUTIVE OFFICERS:

         HOWARD W. BRODIE, ESQ. 35, joined the Company in August 1999 and serves as Vice President, General Counsel and Secretary of the Company. From September 1995 to August 1999, Mr. Brodie was an Associate at the law firm of White & Case LLP, a New York law firm that has served as outside counsel to the Company since 1997. While at White & Case LLP, Mr. Brodie practiced securities law and mergers and acquisitions. Mr. Brodie has worked on EMCORE matters since 1998, helping to negotiate and structure several EMCORE acquisitions and joint ventures, including the acquisitions of Tecstar, Ortel and Alvesta, and the GELore LLC joint venture with General Electric Lighting. In addition, Mr. Brodie represented the Company in its June 1999 and March 2000 public offerings and its 2001 convertible note offering. From August 1994 to August 1995, Mr. Brodie served as a judicial law clerk to Chief Judge Gilbert S. Merritt on the Sixth Circuit Court of Appeals. Mr. Brodie received his J.D. degree from Yale Law School.

         THOMAS GMITTER, 55, joined the Company in April 2002 as Chief Information Officer. Previously, Mr. Gmitter had been Vice President and Chief Information Officer of Cone Mills in Greensboro, NC, having held such position from March 1999 through April 2002. Before this, Mr. Gmitter was Chief Information Officer of Universal Leaf Tobacco of Richmond, VA from 1996 to 1999.

         SCOTT MASSIE, 41, joined the Company in September 2002 as General Manager - Albuquerque and California. From 1997 to 2000, Mr. Massie was Chief Operating Officer of IQE plc and its predecessor, QED. In 2000, Mr. Massie became President of IQE, Inc., the U.S. subsidiary of IQE plc, and he held this position until 2002. Mr. Massie holds a B.S. in mathematics, a B.S. in physics and an M.S. in physics, all from Virginia Tech University, and he is also a Commonwealth Fellow of the Commonwealth of Virginia..

         BRUCE NONNEMAKER, 55, joined the Company in September 2002 as General Manager, New Jersey. From 1997 through 2002, Mr. Nonnemaker served as Vice President of Operations and Corporate Officer for Alpha Industries, a compound semiconductor manufacturer located in Woburn, MA. Mr. Nonnemaker holds a B.S.E.E. from The Pennsylvania State University, an M.S.E.E. from Lehigh University and an M.B.A. from Boston University.

    SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of January 15, 2003 certain information regarding the beneficial ownership of voting Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock,
(ii) each named executive officer of the Company, (iii) each director and nominee and (iv) all directors and executive officers as a group (11 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to common property laws, where applicable. Shares beneficially owned include shares and underlying warrants and options exercisable within 60 days of January 15, 2003. Unless otherwise indicated, the address of each of the beneficial owners is c/o the Company, 145 Belmont Drive, Somerset, New Jersey 08873.


                                                                                       Shares              Percent of
                                                                                    Beneficially             Common
Name                                                                                   Owned                  Stock
----------------------------------------------------------------------------     -------------------     ---------------
Thomas J. Russell(1)                                                                5,471,048                  12.9%
Reuben F. Richards, Jr.(2)                                                          1,131,156                   3.0%
Thomas G. Werthan(3)                                                                  306,004                   *
Richard A. Stall(4)                                                                   390,165                   1.1%
Robert Louis-Dreyfus(5)                                                             3,301,916                   8.2%
Robert Bogomolny                                                                        2,753                   *
Howard W. Brodie, Esq. (6)                                                             68,750                   *
Charles Scott(7)                                                                       19,269                   *
Thomas Gmitter                                                                              0                   0%

All directors and executive officers as a group (11 persons) (8)                   10,691,061                  22.4%

State of Wisconsin Investment Board(9)                                              4,831,500                  11.6%
Capital Guardian Trust Co. (10)                                                     4,727,530                  11.4%
Wellington Management Company, LLP(11)                                              3,874,700                   9.5%
Gallium Enterprises, Inc.(12)                                                       3,301,916                   8.2%
Franklin Advisors, Inc.(13)                                                         2,329,052                   5.9%
The AER 1997 Trust(14)                                                              2,280,035                   5.8%
Pioneer Funds (15)                                                                  1,938,974                   5.0%

-----------------------
*      Less than 1.0%
1) Includes 2,280,035 shares are held by The AER 1997 Trust and warrants to purchase 455,494 shares.
2)     Includes options to purchase 293,824 shares.
3)     Includes options to purchase 264,120 shares.
4)     Includes options to purchase 279,768 shares.
5)     All 3,301,916 shares held by Gallium Enterprises Inc.
6)     Includes options to purchase 68,750 shares
7)     Includes 7,269 shares owned by Kircal, Ltd.
8)     Includes options to purchase 1,361,956 shares.
9) The address of State of Wisconsin Investment Board is 121 East Wilson Street, 2nd Floor, Madison, WI, 53703-3474.
10) The address of Capital Guardian Trust Co. is 222 South Hope Street, 54th Floor, Los Angeles, CA 90071-1447.
11) The address of Wellington Management Company, LLP is 75 State Street, 19th Floor, Boston, MA, 02109-1809.

12) Gallium Enterprises, Inc. is controlled by Robert Louis-Dreyfus, a member of the Board of Directors of the Company. The address of Gallium Enterprises, Inc. is 152 West 57th Street, 21st Floor, NYC, NY 10019.
13) The address of Franklin Advisors, Inc. is 1 Franklin Parkway, San Mateo, CA 94403.
14) Avery E. Russell, the daughter of Thomas J. Russell, Chairman of the Board of Directors of the Company, is he primary beneficiary of the AER 1997 Trust. The address of the trust is 117 Leabrook Lane, Princeton, NJ 08541.
15) Various Pioneer funds (the "Noteholders") together hold a total of $94,550,000 aggregate principal amount of the Company's 5% Convertible Subordinated Notes due 2006. These notes are convertible into common stock of the company at a price of $48.7629 per share. The share amount set forth above assumes all such notes held by the Noteholders were converted. The address of the Noteholders is 60 State Street, Boston, MA 02109-1820.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth, as of September 30, 2002, the number of securities outstanding under each of EMCORE's stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans.


---------------------------- -------------------------- -------------------------- --------------------------
PLAN CATEGORY                                                                        NUMBER OF SECURITIES
                              NUMBER OF SECURITIES TO       WEIGHTED AVERAGE        REMAINING AVAILABLE FOR
                              BE ISSUED UPON EXERCISE       EXERCISE PRICE OF        FUTURE ISSUANCE UNDER
                              OF OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,        EQUITY COMPENSATION
                                WARRANTS AND RIGHTS        WARRANTS AND RIGHTS         PLANS (EXCLUDING
                                                                                    SECURITIES REFLECTED IN
                                                                                          COLUMN (A))
---------------------------- -------------------------- -------------------------- --------------------------
                                        (a)                        (b)                        (c)
---------------------------- -------------------------- -------------------------- --------------------------
Equity compensation plans
approved by security                 5,004,668                   $11.79                    1,477,026
holders
---------------------------- -------------------------- -------------------------- --------------------------
Equity compensation plans
not approved by security                 1,920                    $0.23                        0
holders
---------------------------- -------------------------- -------------------------- --------------------------
          Totals                     5,006,588                   $11.79                    1,477,026
---------------------------- -------------------------- -------------------------- --------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The President of Hakuto, the Company's Asian distributor, was a member of the Company's Board of Directors in Fiscal 2002, and Hakuto is a minority shareholder of the Company. During the year ended September 30, 2002, sales made through Hakuto approximated $2.5 million.

         In August 2001, the Company made a $5.0 million aggregate principal amount bridge loan (the "Bridge Loan") to Uniroyal Technologies Corporation ("UTCI"), the proceeds of which were to be used by UTCI for working capital and other corporate purposes. The Bridge Loan had an interest rate equal to the prime rate and had a maturity date of the earlier of the second anniversary of the date of the Bridge Loan and the closing of the sale of the adhesives and sealants business of Uniroyal Engineered Products L.L.C., a subsidiary of UTCI. The Bridge Loan was guaranteed by Uniroyal Optoelectronics, LLC ("UOE") and several other subsidiaries of UTCI, and it was fully secured by a lien on, among other things, UOE's cash, accounts receivable and a portion of UOE's equipment. The Bridge Loan was also convertible under certain circumstances into UTCI common stock at the Company's option. In November 2001, UTCI repaid the loan and accrued interest in cash.

         Emcore owns approximately 2.0 million shares of UTCI (approximately 7.1% of the total outstanding as reported in UTCI's most recent annual report), which it received from UTCI in August 2001 as payment for its interest in the UOE joint venture. In addition, Dr. Russell, Chairman of the Company's Board of Directors, owns approximately 3.6 million shares of UTCI (approximately 12.8% of the total outstanding). On August 25, 2002, UTCI and its subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company sits on the creditors committee in UTCI's bankruptcy reorganization, and believes it is unlikely to receive any distribution in respect of its equity holdings. As a result, the Company has written off the approximately 2.0 million shares of UTCI common stock it holds as worthless. The Company is continuing to pursue its claims against UTCI and its affiliates in respect of approximately $1.2 million in outstanding accounts receivable as well as an unliquidated claim for breach of contract.

         During Fiscal 2002, the Company purchased $0.4 million in convertible secured notes issued by Qusion Technologies, Inc. ("Qusion") pursuant to a Note Purchase Agreement that provided for total investments of up to $5.0 million, of which the Company's total potential obligation was $0.5 million. Qusion was a start-up company specializing in monolithic integration of optical components. During the latter part of Fiscal 2002, the Company, together with the other investors under the Note Purchase Agreement (all of which were unaffiliated with the Company), ceased funding Qusion after determining that Qusion's capital requirements would be significantly in excess of the $5.0 million provided for under the Note Purchase Agreement. As a result, Qusion has ceased operations and is in the process of liquidating. The Company expects to receive little if any payment in respect of its obligations from Qusion. The Company has purchased Qusion's portfolio of patents and patent applications for $4,500 in cash. Mr. Richards, Chief Executive Officer and a director of the Company, sat on Qusion's Board of Directors and held options to purchase 50,000 shares of Qusion common stock.

         From time to time prior to July 2002, the Company has lent money to certain of its executive officers and directors. Pursuant to due authorization of the Company's Board of Directors, the Company in 1995 lent $85,000 to Thomas
G. Werthan, Chief Financial Officer and a director of the Company. The promissory note executed by Mr. Werthan does not bear interest and provides for forgiveness of the loan via bonuses payable to Mr. Werthan over a period of up to 25 years. The balance outstanding on the loan is currently $82,000, and no larger amount has been outstanding since the beginning of Fiscal 2002. In February 2001 pursuant to due authorization from the Board of Directors, the Company lent $3.0 million to Reuben F. Richards, Jr., President and CEO of the Company. The promissory note evidencing this loan matures on February 22, 2006 and bears interest (compounded annually) at a rate of (a) 5.18% per annum through May 23, 2002 and (b) 4.99% from May 24, 2002 through maturity. All interest is payable at maturity. The note is partially secured by a pledge of shares of the Company's common stock. Accrued interest at September 30, 2002 totaled approximately $250,000. In addition, the Mr. Richards repaid a loan in the principal amount of $215,000 in December 2001. This loan did not bear interest and was repaid through payment of a bonus by the Company to Mr. Richards, in accordance with the terms of the loan. During Fiscal 2002, the highest amount of Mr. Richards' indebtedness to the Company was $3.3 million.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on the Company's review of copies of all disclosure reports filed by Directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to Directors and executive officers of the Company during the fiscal year, except for late filings of three Form 4s by Mr. Stall as a result of an administrative oversight, and one Form 3 by each of Messrs. Gmitter, Nonnemaker, Massie and Bogomolny as a result of delays in receiving EDGAR codes.

                            COMPENSATION OF DIRECTORS

         The Board of Directors held four meetings during Fiscal 2002 and took certain actions by telephonic meeting and unanimous written consent. Pursuant to its Directors' Stock Award Plan, the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended and $500 for each committee meeting attended ($600 for the Chairman of the committee), including in each case reimbursement of reasonable out-of-pocket expenses incurred in connection with such Board or committee meeting. Payment of all fees will be made in common stock of the Company at the average of the last reported bid and ask prices as of the close of trading the previous day on the Nasdaq National Market. No director who is an employee of the Company will receive compensation for services rendered as a director. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500. During Fiscal 2002, all directors of the Company, except for Mr. Louis-Dreyfus, attended at least 75% of the aggregate meetings of the Board and committees on which they served, during their tenure on the Board. Mr. Louis-Dreyfus attended two of the four meetings.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee currently consists of Messrs. Russell and Scott. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company's officers and key salaried employees. No member of the Compensation Committee is now or ever was an officer or an employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of the Board of Directors of any entity one or more of whose executive officers serves as a member of the Company's Board of Directors or Compensation Committee. The Compensation Committee meets once annually.

                              NOMINATING COMMITTEE

         The Company's Nominating Committee currently consists of Messrs. Russell, Richards and Stall. The Nominating Committee recommends new members to the Company's Board of Director's. The Nominating Committee meets once annually.



                                 AUDIT COMMITTEE

         The Company's Audit Committee currently consists of Messrs. Scott and Bogomolny. The Audit Committee recommends the engagement of the Company's independent accountants, approves the auditing services performed, and reviews and evaluates the Company's accounting policies and systems of internal controls. Each member of the Audit Committee is independent within the meaning of NASD Rule 4200(a)(15). The Audit Committee meets at least four times per year. The Audit Committee's responsibilities are set forth in a written charter.

         The Audit Committee has reviewed and discussed the Company's audited financial statements for Fiscal 2002 with management of the Company. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and letter from the Company's independent accountants required by independence Standards Board Standard No. 1, and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2002.

         Audit Fees

         The aggregate fees billed by the Company's independent accountants for professional services rendered in connection with the audit of the Company's financial statements included in the Company's Annual Report on Form 10-K for Fiscal 2002, as well as for the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q during Fiscal 2002 totaled $274,000.

         Financial Information Systems Design and Implementation Fees

         The Company's independent accountants billed $18,000 in Fiscal 2002 for fees relating to their review of the implementation of the Company's information management system.

         All Other Fees

         The only fees billed to the Company by its principal accountant for Fiscal 2002 other than those described above related to services provided with regard to due diligence services with regard to the Company's acquisition of the Applied Solar Division of Tecstar, Inc., tax advisory services, and various miscellaneous matters, and such fees totaled $396,000. The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company's principal accountant.


                                             Audit Committee:


                                                      Charles Thomas Scott
                                                      Robert Bogomolny


      LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION
                                    MATTERS

         The Company's Restated Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company's directors for monetary damage resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any pending or threatened litigation that might result in claims for indemnification by any director or executive officer.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended September 30, 2002, 2001 and 2000 of those persons who during such fiscal year (i) served as the Company's chief executive officer and
(ii) were the four most highly-compensated officers (other than the chief executive officer) (collectively, the "Named Executive Officers"):


                                                      Annual Compensation
                                        ------------------------------------------------
                                                                                              Long-term
                                                                                            Compensation
                                                                              Other          Securities
        Name and             Fiscal                           (1)             Annual         Underlying         All Other
   Principal Position         Year         Salary            Bonus         Compensation        Options        Compensation
-------------------------    --------   -------------     -------------    -------------    --------------    --------------
Reuben F. Richards, Jr.       2002       $315,000           $335,000               --         120,000                  --
   President and              2001       $298,750           $215,000               --              --                  --
   Chief Executive            2000       $250,000           $162,500               --          25,000                  --
   Officer

Richard A. Stall              2002       $185,000                 --               --         100,000                  --
   Vice President -           2001       $182,500           $340,000               --              --                  --
   Chief Technology           2000       $175,000           $278,500               --          75,000                  --
   Officer

Thomas G. Werthan             2002       $175,000                 --               --          42,500                  --
   Chief Financial            2001       $171,250            $80,000               --              --                  --
   Officer                    2000       $156,250            $86,250               --         105,000                  --

Howard Brodie, Esq.           2002       $150,800                 --               --          42,500                  --
   Vice President and         2001       $142,800            $65,000               --              --                  --
   General Counsel            2000       $142,000            $80,000               --          12,500                  --

Thomas Gmitter                2002        $71,900            $15,000               --          50,000
   Chief Information          2001             --                 --               --              --                  --
   Officer                    2000             --                 --               --              --                  --


----------------------
(1) The Company's bonus compensation is based on a calendar year schedule. Accordingly, bonus amounts are included with respect to the fiscal year in which they were actually paid.

         The following table sets forth the number of options granted to the Named Executive Officers in Fiscal 2002, both in absolute terms and as a percentage of the total number of options granted to all employees of the Company in the same period, as well as the exercise price, expiration date and potential realizable value of such options over the term thereof.

                          OPTION GRANTS IN FISCAL 2002



                                                         Individual Grants
                                 -----------------------------------------------------------------

                                                    % of Total
                                   Number of          Options                                          Potential Realizable Value
                                  Securities        Granted to        Exercise                         at Assumed Annual Rates of
                                  Underlying       Employees in        or Base                          Stock Price Appreciation
                                    Options           Fiscal           Price         Expiration             over Stock Option
            Name                    Grants             2002           ($/Share)          Date                     Term (1)
-----------------------------    --------------    --------------    ------------    -------------    ------------------------------
Reuben F. Richards, Jr.           120,000               3.8%            $7.90          10/4/11         $596,192         $1,510,868
Richard A. Stall                  100,000               3.2%            $7.90          10/4/11         $496,827         $1,259,057
Thomas G. Werthan                  42,500               1.4%            $7.90          10/4/11         $211,151           $535,099
Howard W. Brodie                   42,500               1.4%            $7.90          10/4/11         $211,151           $535,099
Thomas Gmitter                     50,000               1.6%            $8.02          4/29/12         $252,187           $639,091

----------------------------
(1) In accordance with the Commission's rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options would be zero.

         The following table sets forth the number of shares acquired by the Named Executive Officers upon options exercised during Fiscal 2002 and the value thereof, together with the number of exercisable and unexercisable options held by the Named Executive Officers on September 30, 2002 and the aggregate gains that would have been realized had these options been exercised on September 30, 2002, even though such options had not been exercised by the Named Executive Officers.



                   AGGREGATED OPTION EXERCISES IN FISCAL 2002
                          AND YEAR-END OPTION VALUES(1)


                                                      Total Number of                       Value of Unexercised
                                                   Unexercised Options at                   In-the-Money Options
                                                   September 30, 2002(2)                  at September 30, 2002(3)
                                            -------------------------------------    ------------------------------------
            Name                            Exercisable         Unexercisable        Exercisable         Unexercisable
-----------------------------               ---------------     -----------------    ---------------     ----------------
Reuben F. Richards, Jr.                         258,824                95,000                $294                   --
Richard A. Stall                                249,768                80,000                 $13                   --
Thomas G. Werthan                               242,495                42,875                $189                   --
Howard W. Brodie, Esq.                           58,125                76,875                  --                   --
Thomas Gmitter                                       --                50,000                  --                   --

--------------------
(1)      No options were exercised by the Named Executive Officers in Fiscal
         2002.
(2) This represents the total number of shares subject to stock options held by the named executives at September 30, 2002. These options were granted on various dates during the fiscal years 1995 through 2002.
(3) These amounts represent the difference between the exercise price of the stock options and the closing price of the Common Stock on September 30, 2002, for all the in-the-money options held by each named executive. The in-the-money stock option exercise price is $1.515. These stock options were granted at the fair market value of the Common Stock on the grant date.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1995 Incentive and Non-Statutory Stock Option Plan and the 2000 Stock Option Plan. The Compensation Committee also administers the MicroOptical Devices, Inc. 1996 Stock Option Plan. The Company's compensation program is designed, with the advice of independent consultants, to be competitive with companies similar in structure and business to the Company.

         The Company's executive compensation program is structured to help the Company achieve its business objectives by:

         * setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

         * designing equity-related and other performance-based incentive compensation programs to align the interests of management with the ongoing interests of shareholders;

         * providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

         * linking compensation to elements that affect short- and long-term stock price performance.

         The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives to achieve its compensation goals.


                       COMPENSATION OF EXECUTIVE OFFICERS

SALARY

         The salary levels of the Company's executive officers including the Chief Executive Officer, are intended to reflect the duties and level of responsibilities inherent in each position. Comparison of the salaries paid by other companies in similar industries are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, relevant experience and the importance to the Company of the individual's expected contribution are also considered in establishing salaries.

         In general, compensation payments in excess of $1.0 million to any of the executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The deduction limit does not apply to performance based compensation that satisfies certain requirements. The Compensation Committee has not yet determined a policy with regard to Section 162(m); however, no officer of the Company is expected to earn compensation in excess of $1.0 million in Fiscal 2003.

         .
PERFORMANCE AND INCENTIVE COMPENSATION

         Arrangements for bonus compensation for the Company's executive officers are negotiated individually with each executive officer. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, operating performance and individual performance.

EQUITY-RELATED INCENTIVES

         The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. Stock options grants to executive officers are generally long-term and usually vest over a three- to five-year period. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual option grants have been based on the performance and level of responsibility of the optionee.



                                                     Compensation Committee:

                                                     Thomas J. Russell
                                                     Charles Thomas Scott




                             STOCK PERFORMANCE GRAPH

         The following graph and table compares the cumulative total shareholders' return on the Company's Common Stock for the five-year period from the October 1, 1997 through September 30, 2002 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on October 1, 1997 in the Company's Common Stock. The Company did not declare, nor did it pay any dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Commission, the graph and table shall not be incorporated by reference into any such filings.

                 COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN*
         AMONG EMCORE CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

                          [GRAPHIC OMITTED]

                                    9/97    12/97     3/98     6/98    9/98    12/98     3/99      6/99     9/99   12/99
EMCORE CORPORATION                100.00   104.00    83.33    53.33   41.67    93.33    75.00    107.33    74.00  181.33
NASDAQ STOCK MARKET (U.S.)        100.00    93.62   109.57   112.58  101.58   131.99   148.03    161.92   165.95  245.29
NASDAQ ELECTRONIC COMPONENTS      100.00    74.97    82.49    76.30   79.62   115.82   119.03    135.59   161.82  215.39




                                    3/00     6/00     9/00    12/00    3/01     6/01     9/01     12/01     3/02    6/02    9/02

EMCORE CORPORATION                613.67   640.00   443.50   501.33  267.34   328.00    91.31    143.47   102.51   64.00   16.21
NASDAQ STOCK MARKET (U.S.)        275.37   239.44   220.33   147.54  110.13   129.80    90.05    117.07   110.86   88.38   70.90
NASDAQ ELECTRONIC COMPONENTS      345.14   338.12   284.59   177.01  107.99   124.45    80.21    120.61   114.33   75.32   53.51


------------------------------------------------------------------
-[ ]- EMCORE CORPORATION      -x- NASDAQ STOCK MARKET (U.S.)

-O-   NASDAQ ELECTRONIC COMPONENTS
------------------------------------------------------------------

*$100 invested on 9/30/97 in stock or index-including reinvestment of dividends.
Fiscal year ending September 30.

PROPOSAL II: APPOINTMENT OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

         Deloitte & Touche LLP, independent certified public accountants, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 2002. The Audit Committee and the Board of Directors have selected Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending September 30, 2003. The ratification of the appointment of Deloitte & Touche LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If the foregoing appointment of Deloitte & Touche LLP is not ratified by shareholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 2003 Annual Meeting of Shareholders will be subject to the approval of shareholders at that meeting.

         Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                                     GENERAL

OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company no later than October 27, 2003. Proposals may be mailed to the Company, to the attention of Howard W. Brodie, Secretary, 145 Belmont Drive, Somerset, New Jersey 08873.

                                    By Order of the Board of Directors


                                   /s/ Howard W. Brodie
                                   -----------------------------------
                                   Howard W. Brodie
                                   Secretary

                       ANNUAL MEETING OF SHAREHOLDERS OF

                               EMCORE CORPORATION

                               FEBRUARY 27, 2003



                                                                                 --------------------------------

                                                                                 COMPANY NUMBER

                                                                                 --------------------------------
Please date, sign and mail your proxy
card in the envelope provided as soon                                            ACCOUNT NUMBER
as possible.
                                                                                 --------------------------------

                                                                                 NUMBER OF SHARES

                                                                                 --------------------------------




                                 |                                                  |
                                 | Please detach and mail in the envelope provided. |



-----------------------------------------------------------------------------------------------------------------

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
           PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
                                   IN BLUE OR BLACK INK AS SHOWN HERE [X]
-----------------------------------------------------------------------------------------------------------------
                                                                                             FOR AGAINST ABSTAIN
1. Election of Director                            2. RATIFICATION OF DELOITTE & TOUCHE, LLP [ ]   [ ]     [ ]
                                                      AS THE COMPANY'S INDEPENDENT AUDITORS
                            NOMINEE
[ ] FOR                         Thomas G. Werthan  3. Upon such other business as may properly come before the
                                                      Annual Meeting or any adjournment thereof.
[ ] WITHHOLD AUTHORITY
                                                      In their discretion, the proxies are authorized to vote
                                                   upon such other business as may properly come before the
                                                   Annual Meeting, and any adjournments or postponements thereof.

                                                      PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY
                                                   RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF
                                                   MAILED WITHIN THE UNITED STATES.

                                                      The undersigned hereby acknowledges receipt of (i) the
                                                   Notice of Annual Meeting, (ii) the Proxy Statement, and (iii)
                                                   the Company's 2002 Annual Report to Shareholders.


--------------------------------------------------






--------------------------------------------------
To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please    [  ]
note that changes to the registered name(s)
on the account may not be submitted via this
method.
--------------------------------------------------

Signature of Shareholder _________________  Date: ________ Signature of Shareholder_______________ Date: ________

    NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


                                     PROXY                           O





                               EMCORE CORPORATION

                               145 BELMONT DRIVE
                           SOMERSET, NEW JERSEY 08873

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Reuben F. Richards and Thomas G. Werthan, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of the Company, to be held on February 27, 2003 or at any adjournments or postponements thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AND "FOR" THE RATIFICATION OF THE AUDITORS IN PROPOSAL (2).

                                                                   -------------
                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)    SEE REVERSE
                                                                       SIDE
                                                                   -------------